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                                                          EXHIBIT 11(b)




                               February 28, 1996


Board of Directors
Asset Management Fund, Inc.
111 E. Wacker Drive
Chicago, Illinois  60601

Dear Sirs:

         Reference is made to Post-Effective Amendment No. 26 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Asset Management Fund, Inc. (the "Fund") in connection with its registration of shares of common stock, par value $.001 per share ("Shares") in the Fund pursuant to Section 24(e) of the Investment Company Act of 1940.

         We are counsel to the Fund and in such capacity are familiar with the Fund's organization and have counseled the Fund regarding various legal matters. We have examined such Fund records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

         Based upon the foregoing, we advise you and opine that (a) the Fund is a duly authorized and validly existing corporation with transferrable shares under the laws of the State of Maryland and is authorized to issue six billion Shares having an aggregate par value of six million dollars, and (b) upon the issuance of the Shares in accordance with the Fund's Articles of Incorporation and the receipt by the Fund of a purchase price not less than the net asset value per Share, the Shares will be legally issued and outstanding, fully paid and non-assessable.
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February 28, 1996
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         This opinion is solely for the benefit of the Fund, the Fund's Board of Trustees and the Fund's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with and to the filing of this opinion and consent as an exhibit to said Post-Effective Amendment.

                                          Very truly yours,

                                          VEDDER, PRICE, KAUFMAN & KAMMHOLZ


                                          /s/ VEDDER, PRICE, KAUFMAN & KAMMHOLZ